Exhibit 99.1

State Auto Financial reports estimate of second quarter results

COLUMBUS, Ohio – July 21, 2014 – State Auto Financial Corporation (Nasdaq:STFC) today announced its estimate of second quarter 2014 results. The company is estimating that net income for the second quarter 2014 will be in the range of $0.04 to $0.07 per diluted share. This estimate includes strengthening of prior year loss and loss expense reserves by approximately $11.4 million pre-tax for program business written through Risk Evaluation & Design, LLC (RED), a wholly owned subsidiary of State Automobile Mutual Insurance Company. The increase relates primarily to a large restaurant program and a commercial auto trucking program, both of which are in run off. The company is estimating that second quarter 2014 pre-tax results will also include approximately $21.2 million in net catastrophe losses, approximately $4.4 million for severance costs related to the reorganization of the company’s information technology department, and approximately $5.2 million of net realized gains on its investment portfolio. All of these numbers are unaudited.

STFC expects to release its second quarter 2014 results on Thursday, July 31, 2014, before the open of regular trading on the Nasdaq Stock Market, and to discuss these financial results in a conference call at 11:00 a.m. ET. During the conference call, management plans to discuss RED reserves and actions being taken with respect to the RED program business, which include bringing claims administration in-house to perform a ground up assessment of outstanding case reserves. In addition, management will discuss the reorganization of its IT operations including a partnership with a third party to service the company’s legacy policy administration and billing systems, among other applications.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner and one of Forbes’ 50 Most Trustworthy Financial Companies in America. STFC stock is traded on the NASDAQ Global Select Market, which is a segment of the NASDAQ Global Market with the highest initial listing standards of any exchange in the world.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/StateAuto